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                                                     AGREEMENT dated as of the
                                                     15th day of November, 1999
                                                     by and between IMTEC, INC.,
                                                     a Delaware corporation (the
                                                     "Company"), and STEVE ANTON
                                                     (the "Employee").



         The Employee has requested the Company to assure the Employee of continued employment in the event of the occurrence of a Change of Control of the Company (as hereinafter defined) or, alternatively, of reasonable compensation if, after a Change of Control, (A) the Company shall terminate the Employee's employment or (B) the Employee elects not to continue his employment with the Company.

         The Company desires to alleviate the Employee's concerns with respect to the possible consequences of a Change of Control upon the continued employment of the Employee by the Company.

         NOW, THEREFORE, the parties hereto agree as follows:

               1. If the Employee's employment is terminated by the Company at any time subsequent to a Change of Control for any reason including "cause" or if the Employee voluntarily terminates such employment within one hundred eighty (180) days subsequent to a Change of Control (the "Evaluation Period"), then (A) in either such event, the Company shall pay to the Employee within ten (10) days after such termination a lump sum payment in cash in an amount equal to 1.00 times the Employee's base amount (as the term base amount is defined in Section 280G of the Internal Revenue Code of 1986, as amended, and applicable regulations thereunder) at the time of such Change of Control; provided, however, that at the option of the Employee, exercisable upon written notice to the Company within ten (10) days of termination of employment, such payment may be paid in equal monthly installments over a twelve (12) month period commencing on the first day of the month immediately following that in which the Employee's employment was terminated; and (B) the Company shall provide to the Employee a relocation allowance of $20,000 for relocation of Employee, his family and his household furnishings to the Denver, Colorado area. For purposes hereof, in the event the Employee (during or after the Evaluation Period) shall resign from his employment with the Company subsequent to any change in his title, nature of duties, employee benefits, location or place of employment or working conditions, in each instance without his prior consent, such resignation shall be deemed to be a termination of employment by the Company.



               2. All options, warrants and other rights (collectively, the "Options") to acquire securities of the Company (including those of its subsidiaries and affiliates)



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         ("Securities"), which shall have been granted to the Employee prior to a Change of Control shall fully vest and become immediately exercisable upon the occurrence of any such Change of Control. If subsequent to a Change of Control, the Employee's employment is terminated by the Company for any reason including "cause" or if such employment is voluntarily terminated by the Employee during the Evaluation Period, then in any such event, all Options shall be exercisable by the Employee in accordance with their respective terms, as herein above modified.

               3. In lieu of exercising or retaining his right to exercise any outstanding Options then held by Employee, Employee may elect to surrender to the Company his rights in such outstanding Options (whether or not then exercisable) then held by Employee, and, upon such surrender, the Company shall pay to Employee an amount in cash per share equal to the aggregate of the difference between (a) the option prices of the Securities subject to such surrendered Options and the greater of (b) the average price per share paid in connection with such acquisition of control if such control was acquired by the payment of cash or the then fair market value per option share of the consideration paid for such Securities if such control was acquired for consideration other than cash, (c) the price per share paid in connection with any tender offer for Securities leading to control, or
         (d) the mean between the high and low bid price of such Securities on NASDAQ or any other national securities exchange upon which the Securities shall then be listed on the date of termination of the Employee's employment.

               4. As used herein, a "Change of Control" shall be deemed to have occurred upon any of:

                   (A) the passage of (i) ten (10) days following a public
               announcement that a person or group of affiliated or associated persons have acquired, or obtained the right to acquire, beneficial ownership of twenty (20%) percent or more of the outstanding Common Stock of the Company ("Shares"); or (ii) ten
               (10) days following the commencement of, or announcement of an intention to make a tender offer or exchange offer, the consummation of which would result in the beneficial ownership by a person or group of affiliated or associated persons of twenty (20%) percent or more of such outstanding Shares; or (iii) ten
               (10) days after a person or group of affiliated or associated persons (x) has become the owner of at least 10% of the Shares or has filed a Schedule 13D or 13G with the Securities and Exchange Commission and (y) whose ownership interest is deemed by the Company's Board of Directors to cause a material adverse impact on the business or the prospects of the Company.



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                   (B) individuals who, as of the date of this Agreement (the
               "Effective Date"), constitute the Board of Directors of the Company (the "Incumbent Board") cease for any reason to constitute at least a majority of the Incumbent Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Incumbent Board; or

                   (C) Consummation of a reorganization, merger, consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, of the outstanding Common Stock of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then outstanding Common Stock of the Company or the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the outstanding Common Stock of the Company, (ii) no person or group of affiliated or associated persons (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of the then outstanding shares of common stock of the corporation resulting from such Business Combination except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Incumbent Board, providing for such Business Combination.



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                   5.  The Company shall pay or reimburse the Employee for all fees and disbursements of counsel, if any, incurred by the Employee as a result of the termination of his employment by the Company following a Change of Control or his voluntary termination of such employment during the Evaluation Period (including, without limitation, those which may be incurred by the Employee in seeking to obtain or enforce any right or benefit provided by this Agreement).

                   6. Upon the occurrence of a Change in Control, the Employee will be entitled to receive benefits due him under or contributed by the Company on his behalf pursuant to any retirement, incentive, profit sharing, bonus, performance, disability or other employee benefit plan maintained by the Company on the Employee's behalf to the extent such benefits are not otherwise paid to the Employee under a separate provision of this Employment Agreement.

                   7. Upon the occurrence of a Change in Control followed by the Employee's termination of employment, the Company will cause to be continued, and the Company shall pay for, life, medical, dental and disability coverage substantially identical to the coverage maintained by the Company for the Employee prior to the termination of employment, except to the extent that such coverage may be changed in its application for all Company employees on a nondiscriminatory basis. Such coverage and payments shall cease upon the expiration of eighteen (18) full calendar months following the date of termination of employment.

                   8. This Agreement shall inure to and be binding upon the respective heirs, legatees, successors, assigns and legal representatives of the parties hereto including, in the case of the Company, those successors, if any, by reason of merger or by acquisition of its capital stock or all or substantially all of its assets.

                   9. This Agreement may not be modified or amended except in writing signed by the party or parties against whom enforcement is sought. The terms of this Agreement may be waived only by a written instrument signed by the party or parties waiving compliance. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which the parties hereto may otherwise have at law or in equity.

                   10. This Agreement contains the entire understanding of the parties relating to the subject matter hereof and supersedes all prior written or oral agreements and understandings relating to the subject matter hereof.

                   11. This Agreement will be governed by and construed and
               interpreted in accordance with the substantive laws of the State of Delaware, without giving effect to any conflicts of law rule or principle that might require the application of the laws


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               of another jurisdiction.


                   12. In the event that any one or more of the provisions
               contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement.

                   13. This Agreement may be executed in one or more
               counterparts for the convenience of the parties hereto, each of which shall be deemed an original and all of which together will constitute one and the same instrument.

               IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

                                                IMTEC, INC.


                                                By:/s/  Ralph E.Crump
                                                   ---------------------------
                                                Name: Ralph E. Crump
                                                Title:Chairman



                                                   /s/ Steve Anton
                                                ---------------------------
                                                Steve Anton


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